As filed with the Securities and Exchange Commission on November 8, 1999
                                                Reg. No. 333-__________


          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C. 20549


                       FORM S-4
                REGISTRATION STATEMENT
           Under The Securities Act of 1933


                   SCHOOL SPECIALTY, INC.
  (Exact Name of Registrant as Specified in its Charter)

         Delaware                         5112                   39-0971239
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Indetification No.)

                       426 West College Avenue
                            P.O. Box 1579
                   Appleton, Wisconsin  54912-1579
                            (920) 734-2756
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

     Daniel P. Spalding           Copies of all communications to:
   School Specialty, Inc.                 Scott A. Moehrke
  426 West College Avenue               Godfrey & Kahn, S.C.
       P.O. Box 1579                   780 North Water Street
  Appleton, WI  54912-1579              Milwaukee, WI  53202
       (920) 734-2756
(Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)


Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If  the securities being registered on this  Form
are being offered in connection with the formation of a
holding  company, and there is compliance with  General
Instruction G, check the following box. [ ]
      If  this  Form  is  filed to register  additional
securities  for  an offering pursuant  to  Rule  462(b)
under  the Securities Act, check the following box  and
list  the Securities Act registration statement  number
of the earlier effective registration statement for the
same offering.[ ]
      If  this Form is a post-effective amendment filed
pursuant to Rule 462(d) under the Securities Act, check
the   following   box  and  list  the  Securities   Act
registration statement number of the earlier effective registration statement for the same offering.[ ]


                CALCULATION OF REGISTRATION FEE


                                     Proposed        Proposed
Title of each          Amount        maximum         maximum         Amount of
class of securities    to be       offering price    aggregate     registration
to be registered      registered    per unit(1)   offering price(1)     fee

Common  Stock,
$0.001  par  value    3,000,000        N/A         $46,875,000       $13,031.25


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The registration fee is based on the average of the high and low prices of the Common Stock on November 4, 1999 on the Nasdaq
     National Market, as reported in the Midwest Edition of The Wall Street Journal on November 5, 1999.

    The  Registrant  hereby  amends  this  Registration
Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Subject to completion.  Dated November 8, 1999.


Prospectus


                School Specialty, Inc.

           3,000,000 Shares of Common Stock



     We may offer and sell, from time to time, up to 3,000,000 shares of our common stock, par value $0.001 per share, in connection with future acquisitions of businesses and assets.

     We intend to concentrate our acquisitions in areas related to our current business. In furtherance of this objective, we may attempt to make acquisitions that are either complementary to our present operations or which we consider to be advantageous even though they may be dissimilar to our present activities.

     We expect that the terms of any such acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, and that the shares of common stock issued will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares or at such other time or over such other period as may be agreed upon.

     We do not expect to pay underwriting discounts or commissions in connection with the issuance of shares of common stock under this prospectus. However, brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus.

     This prospectus may be used by persons who receive shares of common stock in connection with acquisitions and who wish to resell the shares. We will not receive any proceeds from the resale of such shares. We have not authorized any person to use this prospectus in connection with resales of shares without our prior written consent.

     Our common stock is included for quotation in the Nasdaq National Market under the symbol "SCHS." On
November 4, 1999, the last sale price of the common stock was $15.875 per share.


     Investing in our common stock involves a high degree of risk. See "RISK FACTORS" beginning on page 4.

                 _____________________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 _____________________

  The date of this prospectus is ____________, 1999.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission becomes effective.
This preliminary prospectus is not an offer to sell nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   TABLE OF CONTENTS

                                                             Page

SUMMARY                                                        3
RECENT DEVELOPMENTS                                            4
RISK FACTORS                                                   4
FORWARD-LOOKING STATEMENTS                                     8
SELECTED HISTORICAL FINANCIAL INFORMATION                      9
PRO FORMA COMBINED STATEMENT OF INCOME                        12
SECURITIES COVERED BY THIS PROSPECTUS                         12
LEGAL MATTERS                                                 14
EXPERTS                                                       14
WHERE YOU CAN FIND MORE INFORMATION                           14
DOCUMENTS INCORPORATED BY REFERENCE                           15


                    ______________

     This prospectus incorporates important business and financial information about School Specialty that is not included in or delivered with this prospectus.
You may request copies of this information, at no cost, by writing or calling us at the following address or telephone number:

                School Specialty, Inc.
                426 West College Avenue
                     P.O. Box 1579
            Appleton, Wisconsin 54912-1579
  Attention:  Mary M. Kabacinski, Executive Vice President
              and Chief Financial Officer
              Telephone:  (920) 734-2756

     To obtain timely delivery of the documents, you must request the information no later than five business days prior to the date on which you make your final investment decision.

                    _______________

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. No offer of these securities will be made available in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than on the front of this prospectus.

     Unless the context requires otherwise, all references to "School Specialty," "we" or "our" refers to School Specialty, Inc. and its subsidiaries. Our fiscal year ends on the last Saturday in April in each year. In this prospectus, we refer to fiscal years by reference to the calendar year in which they end (e.g., the fiscal year ended April 29, 2000 is referred to as "fiscal 2000").

                        SUMMARY

     We are the largest marketer of non-textbook educational supplies and furniture to schools for pre-kindergarten through twelfth grade. We offer more than 60,000 items through an innovative two-pronged marketing approach that targets both school administrators and individual teachers. Our broad product range enables us to provide our customers with one source for virtually all of their non-textbook school supplies and furniture needs.

     We have grown significantly in recent years through both acquisitions and internal growth. In order to expand our geographic presence and product range, we have acquired 20 companies since May 1996.
In August 1998, we purchased Beckley-Cardy, our largest traditional and specialty school supply competitor.

     Our "top down" marketing approach targets school administrators at the state, regional and local levels using our 260 sales representatives and our School
Specialty and Beckley-Cardy general supply and furniture catalogs. Our "bottom up" approach seeks to reach individual teachers and curriculum specialists primarily through the mailing of our ClassroomDirect.com general supply catalog and our specialty catalogs. In January 1999, we mailed over 10 million catalogs to more than three million teachers and curriculum specialists. Approximately 100 employees assist in the sale, marketing and merchandising of our specialty products.

     We also use the Internet to market and sell our products through two fully-integrated e-commerce
Internet websites, ClassroomDirect.com and JuneBox.com.
ClassroomDirect.com, launched in January 1999, offers over 13,000 items for sale and is targeted at teachers.
ClassroomDirect.com has a relationship with ZapMe!, a broadband interactive network which provides schools with free satellite-based Internet access and computers for school labs and libraries, pursuant to which ClassroomDirect.com is included in their e-commerce area. JuneBox.com, launched in July 1999, is a full-featured e-commerce site focused on K-12th grade, offering schools throughout the U.S. all of our brands, featuring over 60,000 products and services geared toward the education institution. JuneBox.com has a strategic relationship with FamilyEducation.com, the leading K-12 community on the Internet. JuneBox.com is included in FamilyEducation.com's e-commerce area as its exclusive school supply provider.

     School Specialty was incorporated in Delaware as a wholly owned subsidiary of U.S. Office Products in February 1998 to hold its Educational Supplies and Products Division. School Specialty, Inc., a Wisconsin corporation formed in October 1959, was acquired by U.S. Office Products in May 1996. On June 9, 1998,
U.S. Office Products entirely spun off School
Specialty, whereby U.S. Office Products' shareholders received one share of our stock for every nine shares of U.S. Office Products stock held. As a result of the spin-off, U.S. Office Products retained no further ownership of School Specialty. Our common stock is listed on the Nasdaq National Market under the symbol
"SCHS."  Our principal offices are located at 426 West
College Avenue, Appleton, Wisconsin 54911, and our telephone number is (920) 734-2756. Our world wide general website address is www.schoolspecialty.com.
Information contained in any of our websites is not deemed to be a part of this prospectus.

                  RECENT DEVELOPMENTS

     On October 1, 1999, we purchased a combined warehouse and distribution facility in Appleton, Wisconsin, a property that we previously leased and used as our headquarters. The purchase price was $2.6 million, the fair market value of the property, and was paid to the owners of the facility (consisting of the father of our Chief Executive Officer, Daniel P.
Spalding, the father of our Chief Information Officer, Michael J. Killoren, and uncle to Mr. Spalding, and one other unrelated party).

                     RISK FACTORS

     Before you invest in School Specialty common stock, you should be aware that there are various risks associated with such an investment, including those described below. You should carefully consider these risks together with all of the other information included in or incorporated into this prospectus before you decide to acquire any common stock of School
Specialty.

     Potential Tax Liability from Spin-Offs. We became a public company on June 9, 1998 when U.S. Office
Products distributed all of our shares and the shares of three other companies to its shareholders and we sold additional shares of our stock in a public offering. These distributions (known as the "spin-offs") were intended to be tax-free to both U.S. Office
Products and its shareholders. As part of the spin-offs, we and the other three companies whose shares were distributed each agreed with U.S. Office Products that if any of us took any action or failed to act in a way that materially caused the distributions to be taxable, then U.S. Office Products could require any of us to pay to it the full amount of the tax losses it suffered as a result of the distributions. We and the three other spin-off companies also agreed that if the distributions became taxable for any other reason, we would each pay to U.S. Office Products a portion of its tax losses based on the relative aggregate value of each company's common stock immediately after the distributions. We estimate that our portion of any such tax losses under this agreement would be approximately 14.4%. We also agreed with the other three spin-off companies that if one or more of us materially caused the distributions to be taxable and any of the other companies were required to pay tax losses under the agreement to U.S. Office Products, then the company or companies that materially caused the distributions to be taxable would reimburse the other companies for such payments. As a result of these agreements, we could be required to pay:

    * all of the tax losses of U.S. Office Products if we cause the distributions to be taxable,

    *  our portion of the tax losses of U.S. Office
       Products even if neither we nor any of the other three companies cause the distributions to be taxable, or

    * all of the tax losses of U.S. Office Products even if we did not cause the distributions to be taxable and one or more of the other companies did (while such other companies would be required to reimburse us for such payment, we cannot be sure that we will receive such reimbursement).

     Exposure to Risks Related to Other Liabilities of
U.S. Office Products. As part of the distributions, we and the other three spin-off companies each agreed with U.S. Office Products to pay a portion of the securities law and general liabilities of U.S. Office Products arising prior to the distributions and, if any of the spin-off companies fails to pay its portion, to pay a portion of the unpaid amount. These shared liabilities do not include any liability that relates specifically to a particular spin-off company or to the continuing businesses of U.S. Office Products after the distributions. The portion of the shared liabilities payable by each spin-off company is based on the average of each company's revenues for fiscal 1998 relative to those of U.S. Office Products and each company's operating income for fiscal 1998 relative to that of U.S. Office Products. We estimate that our portion of any such liabilities under this agreement would be approximately 9.8%, but the maximum aggregate amount we can be required to pay for all shared liabilities is limited by the agreement to $1.75 million (including as a result of defaults by the other spin-off companies). U.S. Office Products has been named as a defendant in various class action lawsuits relating to the distributions that allege, among other things, violations of the federal securities laws. As a result of these agreements, we may be required to pay up to $1.75 million to U.S. Office Products for shared liabilities even though they are unrelated to our business and operations, we have no control over such liabilities and one or more of the other spin-off companies may be primarily responsible for such liabilities.

     Limited Independent Operating History. Prior to the spin-off in June 1998, we operated as a wholly owned subsidiary of U.S. Office Products and many of our general, administrative and financial functions
(including legal, accounting, purchasing, management information services and borrowings) were handled by U.S. Office Products. Since the spin-off, we have operated independently of U.S. Office Products and have been independently responsible for managing and financing all aspects of our business and operations.
Our expenses are likely to be higher than when we were a subsidiary of U.S. Office Products and we may experience difficulties with respect to general, administrative and financial functions that we did not experience as part of U.S. Office Products. Because some of the financial information included in or incorporated into this prospectus relates to periods during which we were a subsidiary of U.S. Office
Products, it does not necessarily reflect what our results of operations and financial condition would have been it we were independent during those periods and it may not be a good indication of what our future results of operations and financial condition will be.

     Risk of Rapid Growth and Dependence Upon
Acquisitions for Future Growth. Our business has grown significantly through acquisitions in recent years.
Since May 1996, we have acquired 20 companies. Future growth in our revenues and earnings depends substantially on our ability to continue to acquire and successfully integrate and operate school supply companies. We cannot guarantee that we will be able to identify and acquire businesses at all or on reasonable terms. In addition, we cannot be sure that we will be able to operate the businesses that we acquire profitably or that our management and financial controls, personnel, computer systems and other corporate support systems will be adequate to manage the increased size and scope of our operations as a result of acquisitions. Managing and integrating acquired businesses may result in substantial costs, delays or other operating or financial problems that could materially and adversely affect our financial condition and results of operations. These include:

     * the diversion of management's attention and other resources away from our existing businesses,

     * significant charges and expenses relating to employee severance, restructuring and transaction costs and other unexpected events or liabilities,

     * the inability to retain, hire or train qualified personnel for the acquired businesses, and

     * the amortization of goodwill and other acquired intangible assets.

     We intend to pay for acquisitions in whole or in part using our shares, and in some cases this may dilute our earnings per share. Our ability and willingness to use our shares will depend upon their market price and the willingness of sellers to accept our shares. In addition, our ability to issue shares may be limited by Section 355(e) of the Internal
Revenue Code of 1986.  Under that Section, U.S. Office
Products will incur tax liability for the distribution of our shares if 50% or more, by vote or value, of the capital stock of either U.S. Office Products or School
Specialty is acquired by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. There is a presumption that any acquisition occurring within two years after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be overcome by establishing that the spin-off and such acquisition are not part of a plan or series of related transactions.
As noted above, we will be liable for all the tax liabilities of U.S. Office Products if our actions cause the spin-off to be taxable and will be liable for all or a portion of such liabilities even if our actions did not cause the spin-off to be taxable.

     Inability to Use the Pooling-of-Interests Method of Accounting; Material Amount of Goodwill. Under generally accepted accounting principles, we must be independent for at least two years before we can use the pooling-of-interests method of accounting for share acquisitions, which would avoid the creation and subsequent amortization of goodwill. Because we were a wholly owned subsidiary of U.S. Office Products until the completion of the spin-off on June 9, 1998, we will not be eligible to use pooling-of-interest accounting until June 9, 2000. We must use purchase accounting for any acquisitions prior to that date, which may continue to result in the creation of goodwill.

     Approximately $202.2 million, or 40.2%, of our total assets as of July 24, 1999 represents intangible assets, the significant majority of which is goodwill.
Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire.
We are required to record goodwill as an intangible asset on our balance sheet and to amortize it over a period of years. We generally amortize goodwill for each acquisition on a straight line method over a period of 40 years, which means that in each year during the 40-year period 1/40th of the goodwill is taken off our balance sheet and recorded in our income statement as a non-cash expense (which reduces our net income). Even though it reduces our net income for accounting purposes, amortization of goodwill may not be deductible for tax purposes. In addition, we are required to periodically evaluate whether we can recover our remaining goodwill from the undiscounted future cash flows that we expect to receive from the operations of the acquired companies. If these undiscounted future cash flows are less than the carrying value of the associated goodwill, the goodwill is impaired and we must reduce the carrying value of the goodwill to equal the discounted future cash flows and take the amount of the reduction as a charge against our income. Reductions in our net income caused by the amortization or write down of goodwill could materially adversely affect our results of operations and financial condition and the market price of our common stock.

     Dependence on Growth of Student Population and
School Expenditures. Our growth strategy and profitability also depend on growth in the student population and expenditures per student in public and private elementary and secondary schools. The level of student enrollment is largely a function of demographics, while expenditures per student are also affected by government budgets and the prevailing political and social attitudes towards education. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition and results of operations.

     Seasonality of Our Business. Our educational supply businesses are highly seasonal. Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year in September, we make most of our sales from May to October. As a result, we usually earn more than 100% of our annual net income in the first six months of our fiscal year and operate at a loss in our third fiscal quarter. This seasonality causes our operating results to vary considerably from quarter to quarter and these fluctuations could adversely affect the market price of our common stock.

     Dependence on Key Suppliers and Service Providers.
We depend upon a limited number of suppliers for some of our products, especially furniture. We also depend upon a limited number of service providers for the delivery of our products. If these suppliers or service providers are unable to provide the products or services that we require or materially increase their costs (especially during our peak season of June through September), this could impair our ability to deliver our products on a timely and profitable basis and could have a material adverse effect on our business, financial condition and results of operations. We were, for example, adversely affected by the United Parcel Service strike during August 1997 due to the perception that we were unable to ship products. As we seek to reduce the number of our suppliers and to minimize duplicative lines as part of our business strategy, we are likely to increase our dependence on remaining vendors.

     Reliance on Key Personnel. Our business depends to a large extent on the abilities and continued efforts of current executive officers and senior management, including Daniel P. Spalding, our Chief
Executive Officer. We are also likely to depend heavily on the executive officers and senior management of businesses that we acquire in the future. If any of these people become unable or unwilling to continue in his or her present role, or if we are unable to attract and retain other qualified employees, our business could be adversely affected. Although we have employment contracts with most executive officers, we do not have employment agreements with our senior management. We do not have and do not intend to obtain key man life insurance covering any of our executive officers or other members of senior management.

     Competition. The market for school supplies is highly competitive and fragmented. We estimate that over 3,400 companies market educational materials to schools for pre-kindergarten through twelfth grade as a primary focus of their business. We also face increasing competition from alternate channel marketers, including superstores and office product contract stationers, that have not traditionally focused on marketing school supplies. These competitors are likely to continue to expand their product lines and interest in school supplies. Some of these competitors have greater financial resources and buying power than we do. We believe that the educational supplies market will consolidate over the next several years, which is likely to increase competition in our markets and in our search for attractive acquisition candidates.

     Dependence on Our Systems; Our Year 2000 Issues.
We believe that one of our competitive advantages is our information systems, including our proprietary
PC-based customer Order Management System. We have integrated the operations of almost all of our divisions and subsidiaries and their information systems are linked to host systems located at our headquarters in Appleton, Wisconsin and at two other locations. If any of these links are disrupted or become unavailable, this could materially and adversely affect our business, results of operations and financial condition.

     Several of our recently-acquired divisions and/or subsidiaries as well as Gresswell (our foreign subsidiary) use predecessor information systems. With the exception of Gresswell, we intend to convert the information systems of these businesses to one of our host systems as soon as practicable. However, none of these businesses has a backup computer system or backup extra communication lines. Even though we have taken precautions to protect ourselves from events that could interrupt the operations of these businesses and intend to do so for other businesses we acquire in the future, we cannot be sure that a fire, flood or other natural disaster affecting their systems would not disable the system or prevent the system from communicating with our other businesses. The occurrence of any of these events could have a material adverse effect on our results of operations and financial condition.

     The Year 2000 issue exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year.
As a result, the systems and applications may not properly recognize the Year 2000 or process data which includes it, potentially causing data miscalculations or inaccuracies or operational malfunctions or failures. Because any disruption to our computerized order processing and inventory systems could materially and adversely affect our operations, we have established a centrally managed, company wide plan to identify, evaluate and address Year 2000 issues.
Although most of our mission critical systems, network elements and products were verified for Year 2000 compliance, we may still be susceptible to Year 2000-related problems. In addition, if our suppliers, service providers and/or customers fail to resolve their Year 2000 issues in an effective and timely manner, our business could be significantly and adversely affected. We believe that some of our school customers have not yet addressed or resolved their Year
2000 issues.

     Absence of Dividends. We do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our ability to pay dividends may be restricted from time to time by the financial covenants contained in our credit agreements and debt instruments. Our current senior credit facility contains restrictions on, and in some circumstances may prevent, our payment of dividends.

     Leverage. As of July 24, 1999, we had $188.0 million of bank debt outstanding. In addition, our leverage could increase over time. Our senior credit facility permits us to incur additional debt under certain circumstances and we expect to borrow under our senior credit facility for general corporate purposes, including working capital and for acquisitions.

     Our ability to meet our debt service obligations depends on our future performance. Our future performance is influenced by general economic conditions and by financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to service our debt, we may have to:

     *    delay our acquisition program,

     *    sell our equity securities,

     *    sell our assets, or

     *    restructure and refinance our debt.

     We cannot give you any assurance that, if we are unable to service our debt, we will be able to sell our equity securities, sell assets or restructure and refinance our debt. Our substantial debt could have important consequences to you. For example, it could:

     * make it more difficult for us to obtain additional financing in the future for our acquisitions and operations,

     * require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt,

     * limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our property and paying dividends,

     * subject us to risks that interest rates and our interest expense will increase,

     * place us at a competitive disadvantage compared to our competitors that have less debt, and

     * make us more vulnerable in the event of a downturn in our business.


              FORWARD-LOOKING STATEMENTS

     Statements in this prospectus which are not strictly historical are "forward-looking" statements.
In accordance with the Private Securities Litigation
Reform Act of 1995, we can obtain a "safe harbor" for forward-looking statements by identifying those statements and by accompanying them with cautionary statements which identify factors that could cause actual results to differ materially from those in the forward-looking statements. Accordingly, the following information contains or may contain forward-looking statements: (1) information included or incorporated by reference in this prospectus including, without limitation, statements with respect to growth plans and projected sales, revenues, earnings and costs, (2) information included or incorporated by reference in our future filings with the Securities and Exchange
Commission including, without limitation, statements with respect to growth plans and projected sales, revenues, earnings and costs and (3) information contained in written material, releases and oral statements issued by us, or on our behalf, including, without limitation, statements with respect to growth plans and projected sales, revenues, earnings and costs. Our actual results may differ materially from those contained in the forward-looking statements identified above. Factors which may cause such a difference to occur include, but are not limited to, those factors set forth in "RISK FACTORS," above.

       SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected historical financial information has been derived from our historical financial statements and should be read in conjunction with, and is qualified by, the more detailed information and financial statements available as described under "WHERE YOU CAN FIND MORE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

       Selected Historical Financial Information
       (in thousands, except per share data) (a)

                                                                              Four
                                                                              Months    Fiscal Year Ended
                    Three Months Ended           Fiscal Year Ended            Ended        December 31,
                     July 24,   July 25,   April 24,  April 25,  April 26,    April 30,
                       1999     1998       1999(b)    1998(b)    1997(b)      1996(b)     1995(b)    1994(b)
                  (unaudited) (unaudited)
Statement of
 Income Data:

Revenues             $194,299   $126,657   $521,704   $310,455   $191,746     $ 28,616    $150,482   $119,510
Cost of revenues      121,420     82,615    341,783    202,870    126,862       18,591      98,233     82,951
                     --------   --------   --------   --------   --------     --------    --------   --------
Gross profit           72,879     44,042    179,921    107,585     64,884       10,025      52,249     36,559
Selling, general
  and administrative
  expenses             48,315     29,642    144,659     87,846     53,177       11,917      47,393     32,080
Non-recurring
  acquisition costs         -          -          -          -      1,792        1,122           -          -
Restructuring costs         -      1,074      5,274      3,491        194            -       2,532          -
                     --------   --------   --------   --------   --------     --------    --------   --------
Operating income
  (loss)               24,564     13,326     29,988     16,248      9,721       (3,014)      2,324      4,479
Interest expense (net)  3,130      1,173     12,601      5,373      4,197        1,455       5,536      3,007
Other (income)
  expense                  (6)         -       (228)       156       (196)          67         (18)       (86)
                     --------   --------   --------   --------   --------     --------    --------   --------
Income (loss) before
  provision for
  (benefit from)
  income taxes         21,440     12,153     17,615     10,719      5,720       (4,536)     (3,194)     1,558
Provision for
  (benefit from)
  income taxes(c)      10,076      5,590      8,719      5,480     (2,412)         139         173        218
                     --------   --------   --------   --------   --------     ---------   ---------  --------
Net income (loss)    $ 11,364   $  6,563   $  8,896   $  5,239   $  8,132     $ (4,675)   $ (3,367)  $  1,340
                     ========   ========   ========   ========   ========     =========   =========  ========
Net income (loss)
  per share:
  Basic              $   0.65   $   0.45   $   0.61   $   0.40   $   0.81     $  (0.54)   $  (0.51)  $   0.26
  Diluted                0.65       0.44       0.60       0.39       0.80        (0.53)      (0.50)      0.26
Weighted average
  shares
  outstanding:
  Basic                17,383     14,728     14,690     13,284     10,003        8,611      6,562       5,062
  Diluted              17,468     14,848     14,840     13,547     10,196        8,789      6,669       5,078

                     July 24,  April 24,   April 25,   April 26,   April 30,      December 31,
                       1999      1999        1998        1997        1996      1995       1994

Balance Sheet Data:
Working capital
 (deficit)           $145,269   $117,194   $ 47,791   $ 14,491   $ (3,663)    $ (1,052)   $  3,512
Total assets          502,947    437,708    223,729     87,685     54,573       54,040      44,267
Long-term debt        176,302    161,691     63,014     33,792     15,031       15,294      11,675
Total debt            187,952    173,285     83,302     60,746     40,918       39,783      32,276
Stockholders'
  equity (deficit)    217,372    202,687    106,466     16,329     (4,267)        (620)      1,827

___________________

(a) The historical financial information of School Specialty, Inc., a Wisconsin corporation, and The Re-Print Corp., both of which were acquired by U.S. Office Products in business combinations accounted for under the pooling-of-interests method in May 1996 and July 1996, respectively, have been combined on a historical cost basis in accordance with generally accepted accounting principles ("GAAP") to present this financial data as if the two companies had always been members of the same operating group. All business acquisitions since July 1996 have been accounted for under the purchase method. The financial information of the businesses acquired in business combinations accounted for under the purchase method is included from the dates of their respective acquisitions.

(b) Certain reclassifications have been made to the historical financial data for the fiscal years ended December 31, 1994 and 1995, the four months ended April 30, 1996, and the fiscal years ended April 26, 1997 and April 25, 1998 to conform with the fiscal 1999 presentation. These reclassifications had no effect on net income or net income per share.

(c) Results for the fiscal year ended April 26, 1997 include a benefit from income taxes of $2.4 million primarily arising from the reversal of a $5.3 million valuation allowance in the quarter ended April 26, 1997. The valuation allowance had been established in 1995 to offset the tax benefit from net operating loss carryforwards included in our deferred tax assets, because at the time it was not likely that such tax benefit would be realized. The valuation allowance was reversed subsequent to our being acquired by U.S. Office Products, because it was deemed "more likely than not," based on improved results, that such tax benefit would be realized.

        PRO FORMA COMBINED STATEMENT OF INCOME

     The unaudited pro forma combined statement of income for the fiscal year ended April 24, 1999 gives effect to (i) the June 1998 initial public offering and concurrent offering to certain directors and officers,
(ii) fiscal 1999 and fiscal 2000 purchase acquisitions, as if all such transactions had occurred on April 26, 1998, (iii) the April 1999 secondary offering and (iv) the underwriters exercise of their over allotment option on the secondary offering in May 1999. The unaudited pro forma combined statement of income for the fiscal year ended April 24, 1999 includes (i) our audited financial information for the fiscal year ended
April 24, 1999, (ii) the unaudited financial information of fiscal 1999 purchase acquisitions for the period April 26, 1998 through their respective dates of acquisition and (iii) the unaudited financial information of fiscal 2000 purchase acquisitions for the period from April 26, 1998 through April 24, 1999.

     The pro forma adjustments are based upon preliminary estimates, available information and certain assumptions that management deems appropriate.
The unaudited pro forma combined income statement presented herein does not purport to represent what our results of operations would have been had the transactions which are the subject of the pro forma adjustments occurred on those dates, as assumed, and are not necessarily reflective of our results of operations in any future period.

               Pro Forma Combined Statement of Income
              For the Fiscal Year Ended April 24, 1999
               (in thousands, except per share data)
                             (unaudited)



                                                                                                                Pro Forma
                                                                           Individaully                          Common
                                 National                    Hammond      Insignificant                           Stock   Pro Forma
                     School       School                        &            Purchase    Pro Forma   Pro Forma  Offering      As
                 Specialty, Inc.  Supply      Sportime      Stephens      Acquisitions  Adjustments  Combined  Adjustments Adjusted

Revenues          $521,704       $53,690       $26,591       $2,380       $28,015        $    -      $632,380   $    -    $632,380
Cost of revenues   341,783        36,122        12,471        1,181        19,582             -       411,139        -     411,139
                  --------       --------      -------       -------      --------       --------    --------   --------  --------
  Gross profit     179,921 34.5%  17,568 32.7%  14,120 53.1%  1,199 50.4%   8,433 30.1%       -       221,241        -     221,241
Selling,
  general and
  administrative
  expenses         144,659        12,948        12,003          476         9,326            24(a)    180,025        -     180,025
                                                                                            773(b)
                                                                                           (184)(c)
Restructuring
  costs              5,274           127             -            -             -             -         5,401        -       5,401
                  --------        --------     --------       --------    --------       --------    --------   --------  --------
Operating
  income            29,988  5.7%   4,493  8.4%   2,117  8.0%    723 30.4%    (893)-3.2%    (613)       35,815        -      35,815

Other (income)
  expense:
  Interest
    expense         12,735         1,265            16            -           144         2,593(d)     16,753   (3,364)(f)  13,389
  Interest
    income            (134)            -             -            -            33           (33)(d)      (134)       -        (134)
  Other               (228)          235           200          (15)          (15)            -           177        -         177
                  --------        --------     --------       --------    --------       --------    --------   --------  --------
Income before
  provision for
  income taxes      17,615         2,993         1,901          738        (1,055)       (3,173)       19,019    3,364      22,383
Provision for
  income taxes       8,719             4             -            -           197           783(e)      9,703    1,352      11,055
                  --------        --------     --------       --------    --------       --------    --------   --------  --------
Net income          $8,896        $2,989        $1,901         $738       $(1,252)      $(3,956)       $9,316   $2,012     $11,328
                  ========        ========     ========       ========    ========       ========    ========   ========  ========
Weighted
 average shares:
   Basic            14,690                                                                             15,280(g)           17,778(h)
   Diluted          14,840                                                                             15,310(g)           17,808(h)

Net income
  per share:
  Basic               0.61                                                                               0.61                 0.64
  Diluted             0.60                                                                               0.61                 0.64

___________________

(a) Adjustment to reflect additional corporate overhead expenses to be incurred as a stand-alone, publicly traded entity, rather than as a division of U.S. Office Products.

(b) Adjustment to reflect increase in amortization expense relating to goodwill recorded in purchase accounting related to purchase acquisitions for the periods prior to the respective dates of acquisition. We have recorded goodwill amortization in the historical financial statements from the respective dates of acquisition forward. The goodwill for each transaction is being amortized over its estimated life, ranging from 15 to 40 years.

(c) Adjustment to decrease selling, general and administrative expenses to eliminate non-recurring acquisition costs incurred by SmartStuff as part of our acquisition of SmartStuff.

(d) Adjustment to reflect an increase in interest expense. Interest expense is being calculated on the average pro forma debt outstanding during the applicable period at a weighted average interest rate of approximately 7.9%. The adjustment reflects a reduction in interest income to zero as we generally expect to use available cash to repay debt. Pro forma interest expense will fluctuate approximately $154 on an annual basis for each 0.125% change in interest rates.

(e) Adjustment to calculate the provision for income taxes on the pro forma combined results at an effective income tax rate of approximately 51%. The difference between the effective tax rate and the statutory tax rate of 35% relates primarily to state income taxes and nondeductible goodwill.

(f) Adjustment to reflect a decrease in interest expense as a result of the utilization of the net proceeds from the secondary offering and the underwriters over allotment option to repay approximately $43,000 of long-term debt at an annual interest rate of 7.9%.

(g) Weighted average shares outstanding used to calculate combined pro forma earnings per share is calculated based upon our weighted average shares, adjusted to reflect the shares sold in the June 1998 initial public offering and the concurrent offering to certain officers and directors, as if these offerings occurred at the beginning of fiscal 1999 and to reflect shares issued in accordance with acquisitions, as if the shares were issued at the beginning of fiscal 1999.

(h) Weighted average shares outstanding used to calculate pro forma as adjusted earnings per share is calculated based upon the pro forma weighted average shares described in note (g), adjusted to reflect 2,400 shares sold in conjunction with a secondary public offering in April 1999, and an additional 151 shares to the underwriters of our secondary offering through their exercise of their over allotment option in May 1999.


         SECURITIES COVERED BY THIS PROSPECTUS

     Shares Issued in Connection with Acquisitions.
This prospectus relates to 3,000,000 shares of common stock that we may issue from time to time in connection with future acquisitions of businesses or assets.

     We intend to concentrate our acquisitions in areas related to our current business. In furtherance of this objective, we may attempt to make acquisitions that are either complementary to our present operations or which we consider to be advantageous even though they may be dissimilar to our present activities.

     We expect that the terms of any such acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired. The consideration for such acquisitions may consist of shares of our common stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof. With respect to shares of common stock issued, we expect that such shares will be valued at prices reasonably related to current market prices at the time that an acquisition is agreed upon, at or about the time of delivery of shares or at such other time or over such other period as may be agreed upon. Shares of our common stock may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest in the company or entity to be acquired, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the acquisition agreement.

     We do not expect to pay underwriting discounts or commissions in connection with the issuance of shares of common stock under this prospectus. However, brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of common stock covered by this prospectus. Any person receiving such a commission may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

     Resales of Shares Issued in Acquisitions. This prospectus, as amended or supplemented, has also been prepared for use by selling stockholders and their donees and pledgees (collectively, "selling stockholders"). Selling stockholders are those persons who receive shares of common stock in acquisitions and who wish to resell such shares in transactions in which they may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Resales by a selling stockholder under this prospectus, as amended or supplemented, are permitted only with our prior written consent. Resales may also be made pursuant to Rule 145(d) under the Securities Act of 1933, or pursuant to an exemption from the registration provisions of such Act.

     We will not receive any of the proceeds from any such resales. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us; brokerage commissions and similar selling expenses, if any, attributable to the resale of such shares will be borne by the selling stockholders.

     Resales of shares of common stock may be effected by selling stockholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices.
Such transactions may be effected by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Selling stockholders and any broker-dealers that act in connection with the resale of shares might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting compensation under the Securities Act of 1933.

     We may agree to indemnify a selling stockholder against certain liabilities, including liabilities arising under the Securities Act of 1933. We may also agree, in conjunction with a selling stockholder, to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

     Upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for a sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or a dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing (1) the name of each such selling stockholder and of the participating broker-dealer(s), (2) the number of shares involved,
(3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

                     LEGAL MATTERS

     The validity of the shares of common stock offered hereby has been passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. In the opinion of Godfrey &
Kahn, S.C., the shares, upon issuance in accordance with this prospectus, will be duly authorized and validly issued, fully paid and, subject to Section
180.0622(2)(b) of the Wisconsin Statutes, nonassessable. While we are a Delaware corporation, we are qualified as a foreign corporation in the State of Wisconsin, and Wisconsin courts have held Section
180.0622(2)(b) of the Wisconsin Statutes to be applicable to foreign corporations. Under that statute, holders of our common stock may be held liable up to the amount equal to the par value of the common stock owned by such holder for all debt owing to employees for services performed, but not exceeding six months' service in any one case. Some Wisconsin courts have interpreted "par value" to mean the full amount paid by the holders to purchase the common stock.

                        EXPERTS

     Our financial statements incorporated in this prospectus by reference to our Annual Report on Form
10-K for the year ended April 24, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited financial statements of The National
School Supply Company and Subsidiaries incorporated by reference in this prospectus have been audited by Ernst
& Young LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference in reliance on the authority of such firm as experts in giving such report.

     The audited financial statements of Select Service
Supply Co., Inc. incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as indicated in their report with respect thereto, and are incorporated by reference in reliance on the authority of such firm as experts in giving such report.

          WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and in accordance therewith, file reports, proxy and information statements and other information with the Securities and Exchange Commission. We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, registration statement and exhibits and other information filed by us may be inspected and, upon payment of prescribed fees, copied at the public reference facilities of the Securities and Exchange
Commission at 450 Fifth Street N.W., Washington, D.C.
20549, and at the regional offices of the Securities and Exchange Commission at Seven World Trade Center,
New York, New York 10048, and at Citicorp Center, 500
West Madison Street, Chicago, Illinois 60661. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. Such information may also be accessed electronically by means of the Securities and Exchange Commission's website on the Internet at http://www.sec.gov. In addition, our common stock is listed on the Nasdaq
National Market, and such reports, proxy and information statements, registration statement and other information should be available for inspection and copying at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W.,
Washington, D.C. 20006.



          DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange
Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any we make after the date we file the registration statement of which this prospectus is a part and before the registration statement becomes effective:

          (1)  our Annual Report on Form 10-K for the
               year ended April 24, 1999;

          (2) our Quarterly Report on Form 10-Q for the quarter ended July 24, 1999;

          (3)  our current reports on Form 8-K filed on September
               14, 1998 (relating to the National School Supply
               Company and subsidiaries only), April 26, 1999 and July 14, 1999; and

          (4)  the description of our common stock
               contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

                        PART II

      INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

          Article Eight of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the General
     Corporation Law of the State of Delaware.

          Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

          Article Seven of the Registrant's Certificate of Incorporation states that directors of the Registrant will not be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section
     174 of the General Corporation Law of the State of Delaware, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit.

          Article IV of the Registrant's Bylaws
     provides that the Registrant shall indemnify its officers and directors (and those serving at the request of the Registrant as an officer or director of another corporation, partnership, joint venture, trust or other enterprise), and may indemnify its employees and agents (and those serving at the request of the Registrant as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if such officer, director, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In a derivative action, indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such officer, director, employee or agent in the defense or settlement of such action or suit, and no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

          Unless the Board of Directors of the
     Registrant otherwise determines in a specific case, expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant.

Item 21.  Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

     5    Opinion of Godfrey & Kahn, S.C.
          regarding legality of the common stock being registered.

     21   Subsidiaries of the Registrant.

     23.1 Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

     23.2 Consent of PricewaterhouseCoopers LLP.

     23.3 Consent of Ernst & Young LLP.

     23.4 Consent of Ernst & Young LLP.

     24   Powers of Attorney.

(b) The financial statement schedule included in the Registrant's Annual Report on Form 10-K for the year ended April 24, 1999 is incorporated herein by reference. All other schedules are omitted because they are not applicable or the required information is shown in the Registrant's consolidated financial statements or notes thereto that are incorporated herein by reference.

(c) This item, which calls for reports, opinions and appraisals materially relating to the transaction, is not applicable.


Item 22.  Undertakings.*

(a)  The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i)  to include any prospectus required by Section
          10(a)(3) of the Securities

           Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule
          424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration
          Statement.

     Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration
Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
     Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (g)  (1)  The undersigned Registrant hereby
undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule
145(c), the issuer undertakes that such reoffering prospectus will contain information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2)  The Registrant undertakes that every
prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities
Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration
Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment, if required, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration
Statement when it became it effective.



________________
* Paragraph references correspond to those of Item 512 of Regulation S-K.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Appleton, State of Wisconsin, on November 2, 1999.


                              SCHOOL SPECIALTY, INC.


                              By:  /s/  Daniel P. Spalding
                                 ----------------------------
                                 Daniel P. Spalding
                                 Chief Executive Officer and Chairman of
                                 the Board



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/  Daniel P. Spalding                             Date:  November 2 , 1999
--------------------------
Daniel P. Spalding
Chief Executive Officer and Chairman of the Board
(Principal Executive Officer)



/s/  Mary M. Kabacinski                              Date:  November 2, 1999
--------------------------
Mary M. Kabacinski
Executive Vice President and
Chief Financial Officer
(Principal Financial and Accounting Officer)


Directors:  David J. Vander Zanden, Jonathan J. Ledecky, Leo C. McKenna,
            Rochelle Lamm Wallach and Jerome M. Pool.


By:  /s/  Daniel P. Spalding                         Date:  November 2, 1999
    --------------------------------
    Daniel P. Spalding, as Attorney-in-Fact*

*Pursuant to authority granted by power of attorney, copies of which are filed herewith as Exhibit 24.

                     EXHIBIT INDEX

Exhibits

   5 Opinion of Godfrey & Kahn, S.C. regarding legality of the common stock being registered.

  21        Subsidiaries of the Registrant.

  23.1      Consent of Godfrey & Kahn, S.C., included in Exhibit 5.

  23.2      Consent of PricewaterhouseCoopers LLP.

  23.3      Consent of Ernst & Young LLP.

  23.4      Consent of Ernst & Young LLP.

  24        Powers of Attorney.